Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered on October 28th, 2026, by and between Mobileye Vision Technologies Ltd., an Israeli company with its principal offices at 1 Shlomo Momo Halevy st., Jerusalem, Israel (the “Company”) and Nimrod Nehushtan, ID [*****] of [*****] (the “Employee”; together: the “Parties”) and shall be effective as of November 1st, 2026 (the “Effective Date”).

WHEREAS	The Employee has been employed by the Company as of 5/2/2017 (the “Commencement Date”) pursuant to an employment agreement dated 5/2/2017, as amended from time to time (the “Employment Agreement”); and

Whereas	the Employee requested to transition from his role as an Executive Vice President Business Development & Strategy to a part-time role, focused on corporate strategy;

Whereas	the Company accepted such request and the parties mutually agreed to amend the Employee’s employment terms, as set forth herein;

Now Therefore	, the parties agree as follows:

1.	As of the Effective Date, the following changes shall apply in the Employee's terms of employment:

1.1	Title; Scope of Employment: The Employee's title shall be Executive Vice President Corporate Strategy. The Employee’s scope of employment shall be reduced to 20% of a full-time basis, on such working days and hours as shall be coordinated with the Company (the “Effective Scope of Employment”). The Employee shall devote his best efforts to his duties and shall be reasonably available to the Company, including attending, upon its reasonable request.

1.2	Salary; Benefits:

1.2.1	The Employee’s monthly Salary and overtime payment will be updated and jointly will be in the gross amount of NIS 50,000 (consisting of Salary of NIS 39,467 gross and overtime payment of NIS 10,383 gross for the overtime hours the Employee may work, travel expenses of NIS 99 and recuperation pay of NIS 51) (the “Effective Salary”).

1.2.2	The Employee’s entitlement to Benefits (including vacation days, sick leave, convalescence pay) according to the Employment Agreement and applicable law shall be pro-rated in accordance with the Effective Scope of Employment and the Effective Salary.

1.3	Additional Occupation: The Employee may engage in other activities outside the Effective Scope of Employment, provided that such additional occupation: (a) is not related to the Company’s current or planned field of business; (b) does not conflict with the Employee’s undertakings toward the Company, including with respect to confidentiality, non-competition, non-solicitation, and conflicts of interest, which shall continue to be in full force and effect; (c) does not take place during working hours nor while using the Company’s resources; and (d) does not prevent the Employee from fulfilling his position.

2.	All vacation days accrued by the Employee until the Effective Date (the “Current Vacation Balance”) shall, to the extent they remain accrued and unused as of the Effective Date, be redeemed upon termination of employment based on the Employee’s salary as in effect until the Effective Date. With respect to vacation days accrued as of the Effective Date: any unused vacation days that are in excess of the Current Vacation Balance, shall be redeemed based on the Employee’s Effective Salary in effect on the date of termination. Should the Employee utilize any vacation days out of the Current Vacation Balance after the Effective Date, the value of such days shall be based on the Effective Salary.

3.	Pension and Severance Pay. As of the Effective Date, the following arrangement shall apply:

3.1	the Employee shall continue to be entitled to contributions to a pension arrangement of the Employee’s choice (the “Pension Arrangement”), at the following monthly rates:

a)	The Company shall contribute:

(i)	8.33% of the monthly salary towards the severance pay component; and

(ii)    6.5% of the monthly salary towards the pension component. If the Employee is insured under a managers’ insurance policy or a provident fund (which is not a pension fund), the said rate shall include contributions towards disability insurance ensuring a loss-of-earning-capacity payment equal to 75% of the monthly salary, provided that no less than 5% is contributed towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions – 2016 (the “Pension Order 2016”). In accordance with the terms of the Pension Order 2016, if the said rate is insufficient to insure the Employee under disability insurance, the total contribution rate shall be increased up to 7.5% of the monthly salary.

b)	The Company shall also deduct 6% of the monthly salary, to be paid on the Employee’s account towards the Pension Arrangement.

3.2	It is hereby agreed that the arrangement regulated in the General Approval, as amended (attached as Annex 1), published pursuant to Section 14 of the Severance Pay Law, 1963, applies (the “Section 14 Arrangement”). Accordingly, the Company’s contributions to the Employee’s Pension Arrangement shall constitute the Employee’s entire entitlement to severance pay in respect of the monthly salary on which such contributions were made, in lieu of any severance pay to which the Employee may otherwise have become entitled by law.

3.3	The Company waives any right to a refund of its contributions, unless the Employee’s right to severance pay is denied pursuant to a judgment under Sections 16 or 17 of the Severance Pay Law, or if the Employee withdraws funds from the Pension Arrangement in circumstances other than an Entitling Event. For purposes hereof, an “Entitling Event” means death, disability, or retirement at the age of 60 or older.

3.4	The parties shall submit to the Ministry of Labor, Welfare and Social Services a request for the application Section 14 Arrangement retroactive as of the Commencement Date and subject to the receipt of a permit for such application, the Company shall deposit to the Employee’s severance fund the shortfall between the amounts accrued in his severance fund and his entitlement to severance pay according to the Severance Pay law until the Effective Date.

Tax. All amounts herein are in gross values. The tax consequences of this Amendment shall be borne solely by the Employee and the Employee agrees to bear such taxes, and the Company shall be entitled to withhold any applicable taxes in connection with this Amendment.

4.	This Amendment shall not affect any of the other terms of the Employment Agreement that have not specifically been amended in this Amendment.

5.	This Amendment constitutes an integral part of the Employment Agreement. In the event of a discrepancy between the terms contained herein and those contained in the Employment Agreement, the parties hereby agree that the terms herein shall prevail. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

6.	This Amendment shall be deemed due notification in accordance with the provisions of the Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection) – 5762-2002.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date above written:

/s/ Mobileye Vision Technologies Ltd.	/s/ Nimrod Nehushtan
Mobileye Vision Technologies Ltd	Nimrod Nehushtan

By: Amnon Shashua

Title: Chief Executive Officer and President

Annex 1

General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments –

(A)	for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less than one of the following:

(1)	13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)	11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A)	the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)	an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, or in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)	This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.